Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated April 7, 2025, relating to the consolidated financial statements of CXApp Inc. as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and for the period from March 15, 2023 to December 31, 2023, appearing in the Annual Report on Form 10-K of CXApp Inc. for the year ended December 31, 2024. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Philadelphia, PA

August 8, 2025